Exhibit 99.1
Everus Reports First Quarter 2026 Results, Raises Guidance for 2026
BISMARCK, N.D. — May 5, 2026 — Everus Construction Group (NYSE: ECG) today reported financial results for the first quarter 2026.
First Quarter 2026 Summary
(all comparisons versus the prior-year period unless otherwise noted, and results denoted with * are quarterly records)
•Revenues of $1.04 billion*, up 25.4%.
•Net income of $58.3 million*, up 58.9%; net income margin of 5.6%.
•Diluted earnings per share (EPS) of $1.14*, up 58.3%.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) of $88.9 million, up 43.9%; EBITDA margin of 8.6%.
•Backlog of $3.68 billion*, up 14.0% from Dec. 31, 2025, and up 20.4% from March 31, 2025.
See the Non-GAAP Measures sections for definitions and reconciliations of the non-GAAP financial measures used in this news release.
Management Commentary
“We are very pleased with our strong start to the year, highlighted by another quarter of record revenues, disciplined execution and continued momentum across our key end markets,” said Jeffrey S. Thiede, president and CEO of Everus. “First quarter revenues increased 25%, driven by growth across both E&M and T&D. Our EBITDA increased 44% as the strong execution we delivered during 2025 carried into this year, reflecting the ongoing focus, dedication and hard work of our team.
“We also generated another quarter of record backlog, further evidence of our deep customer relationships, successful track record and strong market tailwinds. Our backlog at quarter-end was $3.7 billion, an increase of 20% year-over-year. While we expect backlog will continue to be lumpy, we are very encouraged by the strength in our business and remain confident in our ability to grow.
“We are excited to have completed our first acquisition as a stand-alone public company. SE&M Constructors expands our geographic footprint in the attractive Southeast region, deepens our expertise in key end markets and increases our customer base, while adding a talented, experienced management team. Following the transaction, our pro forma net leverage as of April 2 was approximately 0.5x, providing ample financial flexibility to continue pursuing our strategic growth initiatives that prioritize investment in organic opportunities and acquisitions aligned with our long-term objectives.
“Based on our strong first quarter results and the acquisition of SE&M, which closed in the second quarter, we are raising our 2026 guidance. We now expect revenues to be in the range of $4.3 billion to $4.4 billion and EBITDA to be in the range of $345 million to $360 million. We remain committed to our 4EVER strategic priorities and are confident in our ability to deliver on our long-term financial goals.”
First Quarter 2026 Consolidated Results
Revenues increased 25.4% to $1.04 billion in the first quarter of 2026, compared to $826.6 million in the first quarter of 2025. Electrical and mechanical (E&M) revenues expanded $186.9 million, or 28.8%, and transmission and distribution (T&D) revenues grew $19.4 million, or 10.5%.
Gross profit increased 41.3% to $130.7 million in the first quarter of 2026, compared to $92.5 million in the first quarter of 2025. The increase was primarily from revenue growth and gross margin improvement due to increased workloads, project timing and solid project execution. Gross margin was 12.6% in the first quarter of 2026, up compared to 11.2% in the first quarter of 2025.
Selling, general and administrative (SG&A) expenses increased 27.7% to $53.0 million in the first quarter of 2026, compared to $41.5 million in the first quarter of 2025. The increase was primarily from higher labor expenses to support operational growth of the business.

Net income increased 58.9% to $58.3 million, or diluted EPS of $1.14, in the first quarter of 2026, compared to $36.7 million, or diluted EPS of 72 cents, in the first quarter of 2025. The increase was primarily from increased gross profit, partially offset by higher SG&A expenses and higher income taxes on greater pretax income. Net income margin was 5.6% in the first quarter of 2026, up compared to 4.4% in the first quarter of 2025.
EBITDA increased 43.9% to $88.9 million in the first quarter of 2026, compared to $61.8 million in the first quarter of 2025. The increase was primarily from higher gross profit, partially offset by higher SG&A expenses. EBITDA margin was 8.6%, up compared to 7.5% in the first quarter of 2025.
Backlog increased to $3.68 billion as of March 31, 2026, up 14.0% compared to $3.23 billion as of Dec. 31, 2025, and up 20.4% compared to $3.06 billion as of March 31, 2025.
First Quarter 2026 Segment Results
Electrical and Mechanical
E&M segment revenues increased 28.8% to $835.1 million in the first quarter of 2026, compared to $648.2 million in the first quarter of 2025. The increase was primarily driven by higher workloads in the commercial end market, particularly continued growth in the data center submarket, partially offset by lower project activity due to decreased demand for services in the institutional and industrial submarkets.
E&M segment net income increased 54.9% to $56.7 million in the first quarter of 2026, compared to $36.6 million in the first quarter of 2025. The increase was primarily driven by segment revenue growth and gross margin improvement due to project timing and efficient project execution, partially offset by higher SG&A expenses, particularly labor, and higher income taxes on greater pretax income. E&M segment net income margin was 6.8%, up compared to 5.6% in the first quarter of 2025.
E&M segment EBITDA increased 52.1% to $75.3 million in the first quarter of 2026, compared to $49.5 million in the first quarter of 2025. The increase was primarily driven by segment revenue growth and higher gross margin due to project timing and efficient project execution, partially offset by higher SG&A expenses as previously mentioned. E&M segment EBITDA margin was 9.0%, up compared to 7.6% in the first quarter of 2025.
E&M backlog increased to $3.29 billion as of March 31, 2026, up 15.7% compared to $2.84 billion as of Dec. 31, 2025, and up 21.7% compared to $2.70 billion as of March 31, 2025.
Transmission and Distribution
T&D segment revenues increased 10.5% to $204.4 million in the first quarter of 2026, compared to $185.0 million in the first quarter of 2025. The increase was primarily driven by higher workloads in the utility end market, particularly transmission and storm submarkets.
T&D segment net income increased 42.9% to $15.0 million in the first quarter of 2026, compared to $10.5 million in the first quarter of 2025. The increase was primarily driven by segment revenue growth and gross margin expansion from strong project execution, partially offset by higher income taxes on greater pretax income. T&D segment net income margin was 7.3%, up compared to 5.7% in the first quarter of 2025.
T&D segment EBITDA increased 34.8% to $27.1 million in the first quarter of 2026, compared to $20.1 million in the first quarter of 2025. The increase was primarily driven by increased gross profit and gross margin from higher revenues and strong project execution. T&D segment EBITDA margin was 13.3%, up compared to 10.9% in the first quarter of 2025.
T&D backlog increased to $388.9 million as of March 31, 2026, up 1.1% compared to $384.5 million as of Dec. 31, 2025, and up 10.1% compared to $353.1 million as of March 31, 2025.
Balance Sheet and Cash Flow Commentary
Balance Sheet
As of March 31, 2026, the company had $275.0 million of unrestricted cash and cash equivalents and $281.2 million of gross debt, compared to $152.7 million and $285.0 million, respectively, as of Dec. 31, 2025.
As of both March 31, 2026 and Dec. 31, 2025, the company had $222.8 million available under the revolving credit facility, net of $2.2 million of outstanding standby letters of credit.
Net leverage, defined as net debt-to-trailing 12-month EBITDA, was 0.0x as of March 31, 2026, compared to 0.4x as of Dec. 31, 2025. Following the acquisition of SE&M (described later in this news release), pro forma net leverage as of April 2 was approximately 0.5x.
Working capital, defined as current assets minus current liabilities, was $617.2 million as of March 31, 2026, compared to $560.2 million as of Dec. 31, 2025. The working capital changes were primarily driven by project timing, workload activity and billing fluctuations, with increased cash and receivables, partially offset by increased net contract liabilities and accounts payables.

Cash Flow
Operating cash flows were $143.7 million for the first quarter of 2026, compared to $7.1 million for the first quarter of 2025. The increase was driven primarily by favorable changes in operating assets and liabilities to support company growth, including revenue growth, and increased operating results.
Capital expenditures were $15.5 million for the first quarter of 2026, compared to $18.5 million for the first quarter of 2025. The decrease was primarily from a prefabrication investment during the first quarter of 2025, partially offset by increased vehicle and equipment investments to support the company's growth.
Everus had free cash flow of $131.9 million for the first quarter of 2026, compared to negative free cash flow of $8.1 million for the first quarter of 2025. The increase was primarily from higher operating cash flows.
SE&M Acquisition
On April 2, Everus announced that it had acquired SE&M Constructors, Inc., SE&M of the Triangle, Inc. and SECO Rentals, LLC (collectively SE&M) for $158 million, subject to certain closing adjustments. SE&M, founded in 1923 and headquartered in Elm City, North Carolina, provides mechanical, electrical and plumbing services to customers across a variety of sectors, including pharmaceutical, complex industrial and health care. Led by an experienced management team, SE&M has more than 200 skilled craft laborers who enable the company to deliver on highly specialized and complex projects. The company focuses on end markets where unique capabilities and expertise are required to successfully execute projects, resulting in deep customer relationships.
Forecast for 2026
As a result of strong first quarter results, coupled with the SE&M acquisition, Everus is raising its revenues and EBITDA guidance and now expects:
•Revenues to be in the range of $4.3 billion to $4.4 billion, updated from $4.1 billion to $4.2 billion.
•EBITDA to be in the range of $345 million to $360 million, updated from $320 million to $335 million.
Everus still expects gross capital expenditures to be in the range of $90 million to $100 million, representing between 2.0% to 2.3% of forecasted revenues, consistent with the company's long-term framework.
Non-GAAP Financial Measures
Throughout this news release, Everus presents financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), as well as non-GAAP financial measures, including EBITDA, EBITDA margin, net debt, net leverage and free cash flow, and, in some cases, applicable measures by segment. The use of these non-GAAP financial measures should not be construed as alternatives to net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities. Everus believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance. Please refer to the Non-GAAP Financial Measures sections contained in this news release for additional information.
Conference Call
Management will discuss Everus' first quarter 2026 results on a webcast at 10:30 a.m. EDT May 6. The webcast and accompanying presentation materials can be accessed at investors.everus.com by selecting “Events & Presentations” and “Everus Q1 Earnings Call.” The webcast also can be directly accessed at https://events.q4inc.com/attendee/890675182. After the conclusion of the webcast, a replay will be available at the same location.
About Everus Construction Group
Everus Construction Group, Inc., a member of the S&P SmallCap 600® index, is Building America's Future® by providing a full spectrum of construction services through its electrical and mechanical, and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to commercial, industrial, institutional, renewables, service, transportation, utility and other customers. Its E&M contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems and mechanical piping and services. Its T&D contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure,, as well as the manufacture and distribution of overhead and underground transmission line construction equipment. For more information about Everus, visit everus.com or email investors@everus.com.

Forward-Looking Statements
Information in this news release includes certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this news release, including statements about the company's future performance, financial guidance, long-term targets and statements made by the CEO, are expressed in good faith and are believed by the company to have a reasonable basis. This news release highlights key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s segments. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements.” Although the company believes that its expectations are based on reasonable assumptions as of the date they are made, there is no assurance that the company’s projections, including estimates for growth, shareholder value creation and financial guidance, will be achieved. Readers are encouraged to refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A. Risk Factors in the company's most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake any obligation to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Media Contact
Laura Lueder, director of communications, 701-221-6444
Investor Contact
Paul Bartolai, Vallum Advisors, Paul.Bartolai@everus.com

Everus Construction Group, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2026	2025
	(In thousands, except per share amounts)
Operating revenues	$1,036,953	$826,629
Cost of sales	906,224	734,136
Gross profit	130,729	92,493
Selling, general and administrative expenses	53,045	41,509
Operating income	77,684	50,984
Interest income	2,324	937
Interest expense	4,620	5,631
Other income, net	552	567
Income before income taxes and income from equity method investments	75,940	46,857
Income taxes	20,252	13,573
Income from equity method investments	2,628	3,388
Net income	$58,316	$36,672

Earnings per share:
Basic	$1.14	$0.72
Diluted	$1.14	$0.72
Weighted average common shares outstanding:
Basic	51,082	51,042
Diluted	51,189	51,091

Everus Construction Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2026	December 31, 2025
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$293,356	$170,500
Receivables, net of allowance for credit losses of $5,125 and $5,282, respectively	781,563	769,828
Contract assets	258,058	255,767
Inventories, net	47,978	45,271
Prepaid expenses	21,998	38,161
Other current assets	18,304	16,854
Total current assets	1,421,257	1,296,381
Noncurrent assets:
Investments	22,182	27,082
Property, plant and equipment, net of accumulated depreciation of $180,742 and $174,914, respectively	174,161	168,498
Operating lease right-of-use assets	82,504	88,705
Goodwill	143,224	143,224
Other noncurrent assets	4,419	4,841
Total noncurrent assets	426,490	432,350
Total assets	$1,847,747	$1,728,731
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$15,000	$15,000
Accounts payable	259,869	226,264
Contract liabilities, net	344,959	305,111
Taxes payable	22,127	6,483
Accrued compensation	70,200	86,960
Accrued payroll-related liabilities	48,935	47,189
Current portion of operating lease liabilities	32,900	33,905
Other accrued liabilities	10,048	15,278
Total current liabilities	804,038	736,190
Noncurrent liabilities:
Long-term debt, net of unamortized issuance costs	263,024	266,549
Deferred income taxes	14,910	14,869
Operating lease liabilities	51,665	56,634
Other noncurrent liabilities	27,166	24,671
Total noncurrent liabilities	356,765	362,723
Total liabilities	1,160,803	1,098,913
Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, 10,000,000 shares authorized, $0.01 par value, none issued and outstanding	—	—
Common stock, 300,000,000 shares authorized, $0.01 par value, 51,041,606 and 51,006,719 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	510	510
Other paid-in capital	142,376	143,566
Retained earnings	544,058	485,742
Total stockholders' equity	686,944	629,818
Total liabilities and stockholders' equity	$1,847,747	$1,728,731

Everus Construction Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2026	2025
	(In thousands)
Operating activities:
Net income	$58,316	$36,672
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,071	6,774
Amortization of intangible assets	—	116
Deferred income taxes	41	1,048
Net credit loss reversals	(24)	(1,729)
Amortization of debt issuance costs	394	394
Stock-based compensation costs	2,004	1,747
Net unrealized losses on investments	247	117
Gain on sale of assets	(1,970)	(2,371)
Equity in earnings of unconsolidated affiliates, net of distributions	7,203	(2,743)
Changes in operating assets and liabilities:
Receivables	(11,711)	(1,052)
Contract assets	(2,291)	(54,861)
Inventories, net	(2,707)	(3,663)
Other current assets	14,713	(4,464)
Accounts payable	33,539	43,625
Contract liabilities, net	39,848	(20,733)
Other current liabilities	(4,640)	7,579
Other noncurrent changes	2,642	672
Net cash provided by operating activities	143,675	7,128
Investing activities:
Capital expenditures	(15,470)	(18,539)
Net proceeds from sale or disposition of property, plant and equipment	3,719	3,310
Proceeds from insurance contracts	—	2,174
Investments	(2,550)	(1,766)
Net cash used in investing activities	(14,301)	(14,821)
Financing activities:
Repayments of long-term debt	(3,750)	(3,750)
Tax withholding on stock-based compensation	(2,768)	(588)
Net cash used in financing activities	(6,518)	(4,338)
Increase (decrease) in cash, cash equivalents and restricted cash	122,856	(12,031)
Cash, cash equivalents and restricted cash - beginning of period	170,500	86,012
Cash, cash equivalents and restricted cash - end of period	$293,356	$73,981

Everus Construction Group, Inc.
Segment and Other Financial Information
(Unaudited)
Revenues
The following table sets forth segment revenues for the periods indicated, as well as the percentage change from the prior period:

	Three months ended March 31,
	2026	2025	% Change
	(In millions, except percentages)
Operating revenues:
E&M	$835.1	$648.2	28.8%
T&D	204.4	185.0	10.5%
Eliminations	(2.6)	(6.6)	(60.6)%
Total operating revenues	$1,036.9	$826.6	25.4%
Backlog
Backlog is a common measurement in the construction services industry. Everus' determination of backlog can include projects that have a written award, a letter of intent, a notice to proceed, an agreed upon work order to perform work on mutually accepted terms, and conditions and change orders or claims to the extent management believes additional contract revenues will be earned and are deemed probable of collection. Contracts are subject to delays, defaults or cancellations; changes in scope of services to be provided; and adjustments to costs. Backlog also may be affected by project delays or cancellations resulting from weather conditions, external market factors and economic factors beyond Everus' control, among other things. Accordingly, there is no assurance that backlog will be realized. For the periods presented in the following backlog table, Everus did not experience any material impacts related to delays or cancellations of planned projects included in backlog. The timing of contract awards, including contracts awarded pursuant to master service agreements, duration of large new contracts and the mix of services can significantly affect backlog. Backlog at any given point in time may not accurately represent revenue or net income realized in any period, and backlog as of the end of the year may not be indicative of revenue or net income expected to be realized in the following year. Backlog should not be relied upon as a stand-alone indicator of future results.
The following table provides estimated backlog as of the dates indicated:

	March 31, 2026	December 31, 2025	March 31, 2025
	(In millions)
E&M	$3,291.2	$2,843.8	$2,704.4
T&D	388.9	384.5	353.1
Total	$3,680.1	$3,228.3	$3,057.5

Everus Construction Group, Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to information prepared in accordance with GAAP, the company evaluates operating performance using the non-GAAP financial measures of EBITDA, EBITDA margin, net debt and net leverage, and, in some cases, applicable measures by segment, and evaluates its liquidity using the non-GAAP financial measure of free cash flow. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company's results as reported under GAAP. Because of these limitations, EBITDA, EBITDA margin, net debt, net leverage and free cash flow should not be considered as replacements for net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities, the most comparable GAAP measures, respectively. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare them with other companies’ EBITDA, EBITDA margin, net debt, net leverage and free cash flow having the same or similar names.
EBITDA and EBITDA Margin
Everus utilizes EBITDA and EBITDA margin to consistently assess its operating performance and as a basis for strategic planning and forecasting, since the company believes EBITDA closely correlates to long-term enterprise value. Everus believes that measuring performance on an EBITDA basis is useful to investors because it enables a more consistent evaluation of its period-to-period operational performance. Everus also believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of net income and net income margin, are useful to investors and provide meaningful information about operational efficiency by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Investors also may use EBITDA to calculate leverage as a multiple of EBITDA. Management uses EBITDA and EBITDA margin, in addition to GAAP metrics, to evaluate the company's operating results, calculate compensation packages and determine leverage as a multiple of EBITDA to establish the appropriate funding of operations.
EBITDA is calculated by adding back interest expense, net of interest income, income taxes, and depreciation and amortization to net income. EBITDA margin is calculated by dividing EBITDA by operating revenues.
The following table reconciles net income to EBITDA and provides the calculation of EBITDA margin.

	Three months ended March 31,
	2026	2025	% Change
	(In millions, except percentages)
Net income	$58.3	$36.7	58.9%
Interest expense, net	2.3	4.7	(51.1)%
Income taxes	20.3	13.6	49.3%
Depreciation and amortization	8.0	6.8	17.6%
EBITDA	$88.9	$61.8	43.9%

Total operating revenues	$1,036.9	$826.6	25.4%
Net income margin	5.6%	4.4%
EBITDA margin	8.6%	7.5%
The following tables reconcile net income to EBITDA by segment.

	Three months ended March 31, 2026				Three months ended March 31, 2025
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$56.7	$15.0	$(13.4)	$58.3	$36.6	$10.5	$(10.4)	$36.7
Interest expense, net	(2.1)	0.6	3.8	2.3	(1.8)	0.7	5.8	4.7
Income taxes	19.1	5.0	(3.8)	20.3	13.3	3.4	(3.1)	13.6
Depreciation and amortization	1.6	6.5	(0.1)	8.0	1.4	5.5	(0.1)	6.8
EBITDA	$75.3	$27.1	$(13.5)	$88.9	$49.5	$20.1	$(7.8)	$61.8

The following table provides EBITDA and the calculation of EBITDA margin by segment.

	Three months ended March 31,
	2026	2025	% Change
	(In millions, except percentages)
Operating revenues:
E&M	$835.1	$648.2	28.8%
T&D	204.4	185.0	10.5%
Eliminations	(2.6)	(6.6)	(60.6)%
Total operating revenues	$1,036.9	$826.6	25.4%

Net income:
E&M	$56.7	$36.6	54.9%
T&D	15.0	10.5	42.9%
Corporate and Other	(13.4)	(10.4)	(28.8)%
Total net income	$58.3	$36.7	58.9%

EBITDA:
E&M	$75.3	$49.5	52.1%
T&D	27.1	20.1	34.8%
Corporate and Other	(13.5)	(7.8)	(73.1)%
Total EBITDA	$88.9	$61.8	43.9%

Net income margin:
E&M	6.8%	5.6%
T&D	7.3%	5.7%
Total net income margin	5.6%	4.4%

EBITDA margin:
E&M	9.0%	7.6%
T&D	13.3%	10.9%
Total EBITDA margin	8.6%	7.5%
Net Debt and Net Leverage
Everus uses net debt and net leverage as a measure of assessing its borrowing capacity and achieving its optimal capital structure. The company believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of total debt and gross leverage, are useful to investors because they provide insight into how long it would take the company to pay back its debt if net debt and EBITDA were constant.
Net debt is calculated by adding unamortized debt issuance costs to the total debt balance on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing 12-month EBITDA.
The following table provides the reconciliations of trailing 12-month EBITDA as of March 31, 2026, and Dec. 31, 2025.

	Twelve months ended March 31, 2026	Three months ended March 31, 2026	Twelve months ended December 31, 2025	Three months ended March 31, 2025
	(In millions)
Net income	$223.4	$58.3	$201.8	$36.7
Interest expense, net	14.5	2.3	16.9	4.7
Income taxes	79.0	20.3	72.3	13.6
Depreciation and amortization	30.0	8.0	28.8	6.8
EBITDA	$346.9	$88.9	$319.8	$61.8

The following table provides the reconciliations of net leverage as of March 31, 2026 and Dec. 31, 2025.

	March 31, 2026	December 31, 2025
	(In millions, except net leverage)
Current portion of long-term debt	$15.0	$15.0
Long-term debt	263.0	266.5
Total debt	278.0	281.5
Add: Unamortized debt issuance costs	3.2	3.5
Total gross debt	281.2	285.0
Less: cash and cash equivalents, excluding restricted cash	(275.0)	(152.7)
Total net debt	$6.2	$132.3
Trailing 12-month EBITDA for the periods indicated	$346.9	$319.8
Net leverage	0.0x	0.4x
Free Cash Flow
Everus uses free cash flow as a measure of liquidity that indicates how much cash the company can produce after taking cash outflows from operations and assets into consideration. The company believes this non-GAAP financial measure, in addition to the corresponding GAAP measure of cash provided by (used in) operating activities, is useful to investors because it provides meaningful information about the company’s financial health and ability to generate cash, support additional debt obligations, pay potential future dividends and fund growth. Free cash flow does not represent residual cash flow available for discretionary purposes.
Free cash flow is defined as net cash provided by (used in) operating activities less net capital expenditures.
The following table provides reconciliations of cash provided by operating activities to free cash flow.

	Three months ended March 31,
	2026	2025
	(In millions)
Net cash used in investing activities	$(14.3)	$(14.8)
Net cash used in financing activities	$(6.5)	$(4.3)

Net cash provided by operating activities	$143.7	$7.1
Capital expenditures	(15.5)	(18.5)
Net proceeds from sale or disposition of property, plant and equipment	3.7	3.3
Free cash flow	$131.9	$(8.1)
Non-GAAP Financial Guidance
Everus is unable to reconcile forward-looking non-GAAP financial guidance relating to full-year 2026 EBITDA and pro forma net leverage to the respective nearest GAAP measure without unreasonable efforts. Specifically, due to the limited time since the acquisition of SE&M, which was announced April 2, Everus has not yet completed its initial accounting for the acquisition or otherwise obtained sufficiently reliable estimates of certain components necessary to reconcile these non-GAAP measures. These amounts are dependent upon, among other things, finalizing the fair values of acquired tangible and intangible assets, which are inherently uncertain and subject to material change as Everus completes its valuation work during the measurement period. Everus is still gathering the necessary information for these disclosures and, as a result, is unable to estimate these amounts with a reasonable degree of accuracy at this time. Therefore, Everus is unable to provide a reconciliation of its forward-looking non-GAAP financial guidance relating to full-year 2026 EBITDA and, in turn, pro forma net leverage, in each case, without unreasonable efforts.